Exhibit 99.1

ClearPoint Neuro Reports Fourth Quarter and Full Year 2021 Preliminary Revenue Results and Guidance for Full Year 2022 Revenue

Company to Hold Earnings Call on March 1, 2022

SOLANA BEACH, CA, February 15, 2022 – ClearPoint Neuro, Inc. (Nasdaq: CLPT) (the “Company”), a global therapy-enabling platform company providing navigation and delivery to the brain, today announced preliminary, unaudited financial results for its fourth quarter and full year ended December 31, 2021. The Company also announced that its earnings call will take place on Tuesday, March 1, 2022, after the market close.

Fourth Quarter 2021 Revenue Highlights

•	Reported revenue of $4.3 million, a 15% year-over-year increase;
•	Increased functional neurosurgery products and services to $2.1 million, a 37% year-over-year increase;
•	Increased biologics and drug delivery revenue to $1.7 million, a 10% year-over-year increase;
•	Clinical team supported 239 cases despite a regional impact of the Omicron variant on elective procedures, a 37% year-over-year increase.

Full Year 2021 Revenue Highlights

•	Achieved record revenue of $16.3 million, a 27% year-over-year increase and within the initial 2021 forecast of $16.0 - $17.5 million despite the impact of both Delta and Omicron variants throughout the year on elective procedures and supply chain;
•	Achieved record case volume of 929 cases, a 36% year-over-year increase and within initial 2021 forecast of 900 – 1,000 cases supported by our clinical specialist team;
•	The Company had approximately $54.1 million in cash and cash equivalents at December 31, 2021.

Business Outlook

•	The Company estimates revenue in 2022 to be between $20.0 and $22.0 million, representing growth between 23% and 35%;
•	The single largest risk factor for 2022 revenue is expected to remain the impact of COVID, including the resumption of elective procedures post-Omicron and the risk of new emerging variants as seen in 2021.

“As we close the books on 2021, we reflect on a tremendous year for the Company as we have continued to execute and make progress across our four-pillar growth strategy,” commented Joe Burnett, President and CEO of ClearPoint Neuro. “Overall, we achieved record revenue and case volume across all of our segments including functional neurosurgery, biologics and drug delivery and capital and service. We also met our initial guidance for both revenue and case volume despite multiple disruptions to elective procedures caused by the Delta and Omicron variants.”

“We continue to manage the business appropriately during these uncertain times caused by the pandemic and will use our existing capital to balance growth with thoughtful spending. Our current cash position entering 2022 is $54.1 million and we do not at present feel the need for additional capital at any time in 2022. We have a unique product offering at a special time and will continue to invest and innovate in the neurosurgical space. If you add up all the different patient indications where we plan to participate using our platform supporting Biologics, Deep Brain Stimulation, Brain-Computer-Interfaces, and laser ablation, the total amounts to 35 different patient populations. In the United States alone, this represents approximately one million new patients diagnosed each year across these various indications who could one day benefit from treatments utilizing the ClearPoint platform.”

Investors and analysts are invited to listen to a live broadcast review of the Company's fourth quarter and full year 2021 financial results on Tuesday, March 1, 2022 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) which may be accessed online here: https://themediaframe.com/mediaframe/webcast.html?webcastid=ZSukJDu1. Investors and analysts who would like to participate in the conference call via telephone may do so at (877) 407-9034, or at (201) 493-6737 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available shortly after the completion of the call until Thursday, March 31, 2022 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 413671. An online archive of the broadcast will be available on the Company's website at www.clearpointneuro.com, on the “Investor Relations” page.

About ClearPoint Neuro

ClearPoint Neuro’s mission is to improve and restore quality of life to patients and their families by enabling therapies for the most complex neurological disorders with pinpoint accuracy. Applications of the Company’s current product portfolio include deep brain stimulation, laser ablation, biopsy, neuro-aspiration, and delivery of drugs, biologics, and gene therapy to the brain. The ClearPoint® Neuro Navigation System has FDA clearance, is CE-marked, and is installed in approximately 60 active sites in the United States, Canada, and Europe. ClearPoint Neuro is partnered with approximately 40 biologics/pharmaceutical companies and academic centers, providing solutions for direct CNS delivery of therapeutics in pre-clinical studies and clinical trials worldwide. To date, more than 5,000 cases have been performed and supported by the Company’s field-based clinical specialist team, which offers support and services to our customers and partners. For more information, please visit www.clearpointneuro.com.

Forward-Looking Statements

Statements herein concerning the Company’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the Company's actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: the impact of the COVID-19 pandemic and the measures adopted to contain its spread; future revenue from sales of the Company’s ClearPoint Neuro Navigation System products; the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint Neuro Navigation System products; and risks inherent in the research and development of new products. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2021, both of which have been filed with the Securities and Exchange Commission, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which the Company intends to file with the Securities and Exchange Commission on or before March 31, 2022.

Contact:

Danilo D’Alessandro, Chief Financial Officer
(949) 900-6833

info@clearpointneuro.com

Caroline Corner, Investor Relations

ir@clearpointneuro.com